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                                                           EXHIBIT 10(iii)(A)(1)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 30, 2000, between Titan International, Inc., a Illinois corporation ("Titan and/or Company"), and Maurice M. Taylor, Jr. ("Executive") (hereinafter, as amended or modified and in effect called "Agreement"). The effective date of this Agreement (the "Effective Date") shall be January 30, 2000.

         INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

         1. Position. The Company agrees to employ Executive and Executive agrees to accept employment as President and CEO of Titan pursuant to the terms of this Agreement. Executive will perform such services in the capacity of President and CEO as may be assigned to him by the By-laws and, from time to time by the Board of Directors of the Company during the Employment Term and, if applicable, during the Extended Employment Term, (as such terms are defined in Section 2). Executive also will serve as a Director of the Company during the Employment Term, and if applicable, during the Extended Employment Term. Executive will devote such of his business skill, time and effort to his employment hereunder as shall be reasonably necessary to discharge his obligations hereunder.

         2. Employment Term. Executive's term of employment by the Company under this Agreement will begin on the Effective Date and will terminate on the date five years after the Effective Date (the "Employment Term"), unless terminated earlier as provided in Sections 6 and 7 hereof.

                  Subject to the provisions of Sections 6 and 7 of this Agreement, this Agreement shall automatically and without requirement for action by either party be extended for an additional one year period, and similarly shall be automatically extended by successive one-year periods from year to year thereafter (collectively, such one-year renewal periods are hereinafter referred to as the "Extended Employment Term"), unless notice of nonrenewal is given in accordance with the provisions of the following three sentences. If either party desires not to continue the employment of Executive under this Agreement beyond the Employment Term, or, if applicable, beyond the Extended Employment Term (the last day of the Employment Term, or the last day of the Extended Employment Term, if applicable, is hereinafter referred to as the "Termination Date"), that party shall at least twelve (12) months but not more than sixteen (16) months prior to the Termination Date give written notice to such effect to the other party. Unless the notice of nonrenewal is thereafter revoked prior to the Termination Date by the party giving notice, and the party receiving notice of such nonrenewal consents in writing to the revocation thereof, the employment of Executive under this Agreement shall terminate effective on the Termination Date. Any notice of nonrenewal, revocation of nonrenewal or consent to revocation of nonrenewal given by Titan shall be authorized by its Board of Directors as then constituted by majority vote.

         3. Direct Compensation. For his service hereunder during the Employment Term and, if applicable, during the Extended Employment Term, Executive will receive a base salary payable at an annual rate of $ 400,000.00 (the "Base Salary"), to be paid in accordance

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with the normal practices for remunerating the Company executive management.
Nothing in this Agreement will be deemed to prohibit an increase at any time in the Base Salary if the Company's Board of Directors approves. (The Base Salary, if so adjusted, is herein called the "Adjusted Base Salary"). In addition to salary, each calendar year, the Executive shall be entitled to receive a minimum bonus of one hundred percent (100%) up to a maximum of one hundred and fifty percent (150%) of his salary based on performance with specified criteria. The Board of Directors will establish the bonus and performance standards at the beginning of each year. The Executive shall receive stock options of up to a minimum of two hundred percent (200%) of his base salary and in shares of the Company stock under the Company Stock Incentive Plan that shall vest and become exercisable as prescribed by the Plan. The Executive during the Employment term shall be entitled to six weeks of vacation plus the Company designated holidays in each year and shall, during such periods, be entitled to remuneration as hereinbefore provided and car allowance.

         4. Standard Executive Benefits. In addition to the benefits described in Sections 4, 6 and 7, Executive and, as applicable, Executive's family, shall be entitled to participate during the Employment Term, and if applicable, during the Extended Employment Term in all of the Company's then prevailing Executive benefit plans and programs which are generally available to the Company executive management, including without limitation, any group life, hospitalization, surgical, major medical and accidental death and dismemberment insurance plans and/or benefits, dental, 401k and any pension or other capital accumulation plans (collectively, the "Standard Executive Benefits").

         5. Life Insurance. During the Employment Term, and, if applicable, during the Extended Employment Term, the Company shall also have the right, from time to time, at its election, to insure the life of Executive for the sole benefit of the Company. In such event, the amount of insurance and type of policy shall be determined by the Company and all premiums incurred thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but shall cooperate with the Company in obtaining such insurance by submitting to physical examination, by supplying all information reasonably required by the insurance company, and by executing all necessary documents, provided that no financial obligation is imposed on Executive by such requirement.

         6. Death or Disability. In the event of Executive's death or disability (as hereinafter defined) during the Employment Term, or, if applicable, during the Extended Employment Term, the Company shall pay Executive, his designated beneficiary or estate, in addition to all payments due under Section 4, 6 and 7, the Supplemental Death or Disability Benefits, as the case may be, as described below.

                  6.1 Supplemental Death Benefit. In the event of Executive's death during the Employment Term, or if applicable, during the Extended Employment Term, the Company shall pay Executive's estate a lump sum equal to all earned yet unpaid Base Salary or Adjusted Base Salary, if any, in effect as at such date of death plus the full amount of such Base Salary or Adjusted Base Salary for a period ending six (6) months following the month during which the date of such death occurred (even if such six month period extends beyond the Termination

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Date), and thereafter during the remainder of the Employment Term, or, if applicable, the Extended Employment Term, fifty percent (50%) of Executive's Base Salary. In addition, Titan shall continue to provide Executive's family with the Standard Executive Benefits from the date of Executive's death until the later of (1) the expiration of the Employment Term or, if applicable, the Extended Employment Term or (2) six months.

                  6.2 Supplemental Disability Benefits. In the event of Disability of Executive (as hereinafter defined), the majority of the Company's Board of Directors as then constituted, at its election and upon 30 days written notice to Executive, may terminate the employment of Executive under this Agreement effective as of the last day of the month within which the end of such 30-day period occurs (the "Disability Termination Date"). For purposes of this Agreement the term "Disability" shall mean the inability of Executive to engage in his regular occupation as a senior executive officer of a corporation generally comparable to the Company at a level of compensation commensurate with his education, training and experience for a substantially continue period which has extended or will foreseeable extend beyond six months in duration as a result of sickness, bodily injury, or mental or emotional disease or disorder of any type, excluding attempted suicide or intentionally self-inflicted injury. Upon termination of the employment of Executive by reason of Disability, the liabilities of the Company will be as follows:

                  (a) During the periods referred to in (i) and (ii) below, the Company shall continue to provide the Executive with the following direct compensation: (i) commencing with the first day of the month next succeeding the Disability Termination Date, a lump sum equal to all earned yet unpaid Base Salary or Adjusted Base Salary, if any, in effect as of such Disability Termination Date plus a monthly amount which shall be equal to one-twelfth of Executive's Base Salary or Adjusted Base Salary, in effect as at such Disability Termination Date, for a period of 24 months following such Disability Termination Date (the "Disability Benefit Continuation Period"); and (ii) for the period, if any, of Disability that extends beyond the Disability Benefit Continuation Period referred to in (i) above, and until the date the Executive attains age 60 or, if sooner, his death, a monthly amount which shall be equal to one-twelfth of fifty percent (50%) of Executive's Base Salary; provided, however, that the monthly amounts payable under (i) and (ii) above shall be reduced by an amount equal to the sum of the amount of monthly benefits then actually received by Executive pursuant to (A) any long-term disability insurance plan then generally provided to executive management by the Company, and (B) any supplemental disability insurance program then provided to Executive by the Company.

                  (b) During the Disability Benefit Continuation Period, the Company shall continue to provide Executive with full participation in the benefits described in Sections 4, 6.1. and 6.2.

                  If there should be any dispute between the parties as to Executive's incapacity or physical or mental disability at any time, such dispute shall be determined by the written opinion of an impartial reputable physician agreed upon for this purpose by the parties or their representatives or, failing agreement by the parties within twenty (20) business days of the


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request by either party to the other, by a panel of three impartial reputable physicians to be selected within twenty (20) business day of request by either party to the other, one by Executive and one by the Company, respectively, and one by the two physicians so selected. If the physician selected by the Company and Executive should fail to select the third physician within ten (10) business days of their appointment, or if either the Company or Executive should fail to select a physician, the remaining member(s) of the panel shall be appointed by Director of Mayo Clinic of Rochester, MN. The opinion of the majority of the panel as to the matter in dispute shall be final and binding on the parties. Executive shall submit to such examination(s) as may be necessary for the purposes herein.

         7. Termination. Executive's employment under this Agreement may be terminated by the Company upon the occurrence of any of the following events:

                  7.1 Termination for Cause. The Company's Board of Directors as then constituted may by a majority vote at any time terminate Executive's employment for cause. For this purpose, "Termination for Cause" shall mean (i) termination of the Executive's employment for willful or gross neglect of duties hereunder, or willful or gross misconduct in the performance of such duties, so as to cause material harm to the Company and its subsidiaries considered as a whole, determined in good faith by its Board of Directors, (ii) termination following a judicial determination that Executive has committed fraud, misappropriation or embezzlement against the Company or (iii) termination due to Executive's having committed any felony for which he is convicted and which, as determined in good faith by the Board of Directors, and results in material harm to the Company and its subsidiaries considered as a whole. Upon the occurrence of a Termination for Cause, the Company's obligations under this Agreement shall terminate, except that in the event of Termination for Cause pursuant to clause
(i) of the first sentence of this Section 7.1, the Company shall remain obligated to pay Executive fifty percent (50%) of his Base Salary and to continue for Executive and/or his family the full benefits described in Section 4 during the Employment Term.

                  7.2 Termination Without Cause. The Company's Board of Directors, as then constituted may, at any time terminate Executive's employment by majority vote and thereupon, unless such termination shall be pursuant to
Section 6 or 7.1, such termination shall, in all cases, constitute "Termination Without Cause" with effect from the date of action by the Company's Board of Directors. Any demotion from the position of President and CEO set forth in
Section 1, any material reduction in the authorities inherent to such position, or any non-election as a Director of the Company, in each instance unless made with Executive's prior written consent, or upon a termination pursuant to Sections 6 or 7.1, or any non-payment or reduction in the Base Salary or Adjusted Base Salary then in effect or any other breach by the Company of this Agreement shall be deemed to constitute Termination Without Cause. In the event of Executive's Termination Without Cause, the Company shall remain obligated to pay Executive 100% of his Base Salary or Adjusted Base Salary then in effect for three (3) years from the effective date of the Termination Without Cause, but in no event beyond the Employment Term or, if applicable, the Extended Employment Term, and 50% of his Base Salary or Adjusted Base Salary then in effect for the balance of the Employment Term remaining beyond the three year period, if any, plus all benefits described in Sections 4, 6 and 7 during the Employment Term.



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                  7.3 Termination for Change of Control by Executive. The
executive shall have sufficient reason to terminate this agreement if: (i) there is a change of control of the company (as defined below); (ii) there is a failure by the Company to comply with any material provision of this agreement and such failure has continued for a period of ten days after notice of such failure has been given by the executive to the company; or (iii) there is a purported termination of the executive's employment which is not effected pursuant to the provisions of this agreement relating to termination of the executive's employment by the Company;

         For the purposes of this agreement, a "change of control of the company" means

                  (i) any Person (meaning individual, corporation, general partnership, limited partnership, syndicate or other group of persons) or two or more Persons acting in concert shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or
                  (ii) any Person or two or more Persons acting in concert shall have acquired after the date hereof by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or
                  (iii) consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile) any liquidation or dissolution of the Company or any sale of substantially all of the assets of Company to another corporation;

         (a) In the event of a change of control (as defined above) at the Executive's election made during the sixty (60) days period thereafter, may terminate this Agreement and his employment hereunder by giving thirty (30) days notice to the Company. In the event of the Executive's termination of this Agreement under 7.3(a), the Company and/or successor shall pay the Executive 100% of his Base Salary or Adjusted Base Salary for the remaining Employment term;

         (b) In the event the Executive terminates this agreement because of a change of control of the company, the Company and/or successor agrees to provide fully vested supplemental retirement benefits ("Supplemental Retirement Benefit Payments") to Executive pursuant to the following terms: (i) commencing on the first day of the calendar month which next succeeds or coincides with Executive's having attained 60 and on the first of each calendar




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month thereafter for and during his natural life, the Company and/or successor shall pay to Executive the sum of $20,000.00 (the "Normal Supplemental Retirement Benefit Payments"); (ii) alternatively, and in lieu of the Normal Supplemental Retirement Benefits Payments, Executive, at any time after attaining the age of 55, shall be entitled, at his election, to receive an early supplemental retirement benefit, payable monthly, commencing on the first day of the month following such election and on the first day of each month thereafter during his lifetime, equal to the actuarial equivalent of the Normal Supplemental Retirement Benefit Payments as determined at the time of such election (the "Early Supplemental Retirement Benefits Payment"); (iii) if Executive is married on the date of his benefit payment commence hereunder, he may elect by notice to the Company and as an alternative to either the Normal Supplemental Retirement Benefit Payments or Early Supplemental Retirement Benefit Payments, a reduced pension benefit at age 60 or at such earlier date after obtaining the age of 55 in the form of a standard joint and survivor annuity based on the life expectancies of Executive and his spouse to be paid to Executive and his spouse during their natural lifetimes; and (iv) at the Executive's election, the Supplemental Retirement Benefits Payments, as elected by the Executive pursuant to (i) through (iii) above, may be made at any time in the form of a single life annuity of which the Executive is the annuitant and owner;

         (c) If the Executive terminates this agreement because of a change of control of the company, the Company agrees to provide for and during their natural lifetimes Executive and his spouse and dependents which live in the household shall receive, at no cost and expense to them, fully vested group medical (including hospitalization, surgical, and major medical) and dental insurance benefits provided or furnished or made available under the Company's Plan (at Executive, or in the event of Executive death, at Executive's spouse's election with respect to which plan) then prevailing Executive benefit plans to the then employed highest level executive officers' of either of them from time to time. The Company shall pay the full premiums for all such benefits furnished through group insurance plans as well as all other charges and expenses for providing such benefits;

         (d) In the event of a change of control of the Company, all outstanding stock options and the Employer match under the Company's 401k Plan for the Executive shall vest 100% immediately; and

         (e) In the event of a change of control of the Company, the Company shall provide, as a condition of such sale, that the acquiring Person shall assume this Agreement and become obligated to perform all of the terms and conditions hereof.

         8. Successors and Assigns This Agreement shall be binding upon any successor or assigns of the Company and a successor or assigns shall be any surviving corporation under which it might be merged or consolidated or the purchaser of substantially all of the assets of the Company.

         9. Termination. This Agreement shall terminate upon the death of both Executive and his spouse or earlier if mutually agreed upon by the Executive and the Company.


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         10. Expenses. The Company will pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, without limitation expenses for entertainment, travel (including automobile operating expenses), meals, hotel accommodations and other ordinary and necessary activities incurred on behalf of the company, subject to reasonable documentation of such expenses by Executive.

         11. Supplemental Retirement Benefits. The Company agrees to provide fully vested supplemental retirement benefits ("Supplemental Retirement Benefit Payments") to Executive pursuant to the following terms: (i) commencing on the first day of the calendar month which next succeeds or coincides with Executive's having attained 60 and on the first of each calendar month thereafter for and during his natural life, the Company and/or successor shall pay to Executive the sum of $20,000.00 (the "Normal Supplemental Retirement Benefit Payments"); (ii) alternatively, and in lieu of the Normal Supplemental Retirement Benefits Payments, Executive, at any time after attaining the age of 55, shall be entitled, at his election, to receive an early supplemental retirement benefit, payable monthly, commencing on the first day of the month following such election and on the first day of each month thereafter during his lifetime, equal to the actuarial equivalent of the Normal Supplemental Retirement Benefit Payments as determined at the time of such election (the "Early Supplemental Retirement Benefits Payment"); (iii) if Executive is married on the date of his benefit payment commence hereunder, he may elect by notice to the Company and as an alternative to either the Normal Supplemental Retirement Benefit Payments or Early Supplemental Retirement Benefit Payments, a reduced pension benefit at age 60 or at such earlier date after obtaining the age of 55 in the form of a standard joint and survivor annuity based on the life expectancies of Executive and his spouse to be paid to Executive and his spouse during their natural lifetimes; and (iv) at the Company's election, the Supplemental Retirement Benefits Payments, as elected by Executive pursuant to
(i) through (iii) above, may be made at any time in the form of a single life annuity of which Executive is the annuitant and owner.

         12. Retirement Medical Benefits. The Company agrees to provide for and during their natural lifetimes Executive and his spouse and dependents which live in the household shall receive, at no cost and expense to them, fully vested group medical (including hospitalization, surgical, and major medical) and dental insurance benefits provided or furnished or made available under the Company's Plan (at Executive, or in the event of Executive death, at Executive's spouse's election with respect to which plan) then prevailing Executive benefit plans to the then employed highest level executive officers' of either of them from time to time. The Company shall pay the full premiums for all such benefits furnished through group insurance plans as well as all other charges and expenses for providing such benefits.

         13. Stock Options. In the event of a change of control of the Company, all outstanding stock options and the Employer match under the Company's 401k Plan for the Executive shall vest 100% immediately.

         14. Inventions and Improvements. Any invention or development of any kind




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related to the Company's business made or conceived by Executive (solely, jointly or in conjunction with anyone else) while he is employed by the Company pursuant to this Agreement shall be promptly disclosed by Executive to the Company and shall be the sole property of the Company. Executive shall execute an assignment to the Company, or to another designated by it, of his entire claim to and interest in each such invention or development. Executive undertakes to sign all lawful papers and, at the Company's expense, to assist it in every lawful way to obtain and sustain patents or copyrights for its benefit in any such inventions or developments when requested by the Company. Executive shall not be entitled to compensation beyond his Base Salary or Adjusted Base Salary for the performance of any such acts.

         15. Confidential Information. Executive acknowledges that by reason of his employment with the Company he has and will hereafter, from time to time during his Employment Term, and, if applicable, during the Extended Employment Term, become exposed to and/or become knowledgeable about proposals, plans, inventions, practices, systems, programs, formulas, customer lists, and other forms of business information which are not known to the Company's competitors and which are not recognized as being encompassed within standard business management practices and which are kept secret and confidential by Executive (the "Confidential Information"). Executive therefore agrees that at no time during or after the period of his employment by the Company will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of the Company, provided, that no payment required to be made by the Company under the terms of this Agreement including the Exhibits hereto after termination of the employment of Executive shall be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction by reason of any claim against Executive based upon breach of the covenant in this Section 12 other than execution of an unsatisfied final judgment rendered by a court of competent jurisdiction.

         16. Competition. Executive hereby agrees that until the termination of his employment under this Agreement, and for a period of three (3) years thereafter, he will not, unless authorized in writing to do so by the Company, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any substantial manner with any business which directly competes to a material extent with line of business of the Company or its subsidiaries that is material to the businesses, financial condition or prospects of the Company and its subsidiaries considered as a whole; provided that nothing in this paragraph shall prohibit Executive from acquiring up to 5% of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market".

         17. Relocation. Executive shall not be required to relocate his residence during the Employment Term or, if applicable, during the Extended Employment Term, without his consent. If the Board of Directors of the Company approves or requires relocation of its Executive from Grosse Pointe Farms, Michigan and if such relocation reasonably would require Executive to move and thereby sell his present residence and purchase a different one and if Executive consents to relocate his residence to such new location, then the Company shall pay all



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reasonably requested moving and relocation expenses including but not limited to real estate commissions, legal fees and costs, appraisals, title insurance, surveys and inspections directly related to such sale and closing and financing costs directly related to the purchase or construction of a new residence. In addition, the Company will indemnify Executive for any net loss (measured by the difference between (a) the average of two current appraisals by recognized appraisers mutually agreed upon by the parties, and (b) the actual selling price of the residence) arising from the sale of his residence (caused by such required relocation): provided, however, that the Company shall alternatively have a right of first refusal to acquire the residence at the average appraisal price giving rise to such loss. Notwithstanding the foregoing, Executive shall have the right to relocate his residence and perform his services hereunder at a location other than the Company's corporate executive headquarters in Quincy, Illinois, or the successor location thereto, so long as such relocation and performance of services does not prevent the fulfillment of his duties and obligations hereunder. The Executive shall have the right to have a bedroom assigned to him exclusively at the Company House at all times.

         18. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Illinois unless another location shall be mutually agreed to by the parties at the time of the arbitration. In any dispute between the parties as to which Executive is sustained on the claim(s) by or against him, the Company shall pay all legal fees incurred by Executive in connection with the dispute over such claim(s). If more than one is involved in any dispute and if Executive is sustained as to one or more of such claims but not as to all of such claims, there shall be a reasonable allocation of applicable legal expenses. The Company will reimburse Executive for those legal expenses determined by the arbitrator(s) or by the consent of the parties to be allocable to the claim or claims as to which Executive is upheld.

         19. Binding Effect: Amendments. The Executive's undertakings hereunder will be binding regardless of (i) the duration of his employment with the Company; or (ii) the reasons for or manner of termination of his employment. This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties, will supersede any prior understanding between the parties relating to the same subject matter and may be modified and amended only in writing signed by the parties hereto.

         20. Notices. All notices hereunder shall be given in writing by personal delivery or facsimile or by registered mail addressed to the Company at is principal place of business and to Executive at his residence address as then listed in the Company's records.

         21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and jurisdiction of the State of Illinois.

         22. Survival. Termination of the Executive's employment whether voluntary or involuntary, whether with or without cause, shall not relieve the Company and/or its successor from their obligations hereunder. All of Sections 6, 7, 11, 12, 14 shall survive the termination of



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this agreement and shall not relieve the Company and/or successor from their obligations under these Sections.

         23. Miscellaneous. (a) the failure of a party to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing signed by the party waiving any right; (b) the underlined captions in this Agreement at the beginning of Sections are for reference only and shall not be deemed to define or limit the provisions hereof or to affect their construction and application; (c) the parties agree that this Agreement may be executed in any number of counterparts, and in the event, each counterpart shall be deemed a complete original and be enforceable without reference to any other counterpart and (d) the invalidity or unenforceability of any one or more sections or provisions hereof shall not affect the validity or enforceability of any one or more of the other sections or provisions hereof.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                         TITAN INTERNATIONAL, INC


                                         By:      /s/ Erwin H. Billig
                                             -----------------------------------
                                              Erwin H. Billig


                                         By:      /s/ Maurice M. Taylor, Jr.
                                             -----------------------------------
                                              Maurice M. Taylor, Jr.

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